UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: September 19, 2008
 (Date of earliest event reported)

LaserCard Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-06377	77-0176309
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1875 N. Shoreline Boulevard, Mountain View, California 94043
(Addresses of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 969-4428

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Table of Contents

Item 8.01 Other Events.
Item 9.01 Financial Statements and Exhibits.

Signatures
Exhibit Index

Item 8.01. Other Events.

At its board of directors meeting held on September 19, 2008, Registrant approved changes to its outside director cash and equity compensation, with the cash compensation component change to be effective on October 1, 2008, and the equity compensation component change to be effective concurrent with the election of directors at the annual stockholders meeting that day.

All outside directors will receive a retainer of $36,000 for their services both as directors and as committee members.  In addition, the Chairman of the Board, Vice Chairman of the Board, and the various committee chairs, if outside directors, will each receive the following supplemental annual retainer for his or her services in such capacity:

Chairman of the Board:  $60,000
Vice Chairman of the Board:  $30,000
Chairman of the Audit Committee:  $20,000
Chairman of the Compensation Committee:  $10,000
Chairman of Nominating and Corporate Governance Committee:  $5,000

All annual retainers are payable one-twelfth each month.  There continue to be no board or board committee meeting attendance fees although the board could approve meeting fees on a case by case basis in the future if the board or a committee of the board was required to have an unusually large number of meetings due to then extant circumstances.

Registrant also approved an amendment to its 2004 Equity Incentive Compensation Plan (the “Plan”) to provide that each director elected at an annual meeting would receive an award of restricted shares with a value of $36,000 (calculated in accordance with generally accepted accounting principles or GAAP), but not more than 8,000 shares (including any shares that may be issued in lieu of cash compensation in the one-year period either preceding or succeeding such award).  The award vests on the date eleven months after the date of the award.  Previously, the Plan had provided that each re-elected director at an annual meeting would receive up to 2,000 restricted shares and the grant of up to 6,000 options and there was no dollar cap on the GAAP value of the equity component.  Thus, depending upon the stock price, the equity component GAAP value previously could have been either less or more than the new $36,000 per outside director.   For example, the equity component GAAP value last year was $53,182 per outside director.

These changes will result in cash compensation for the five outside directors aggregating $305,000 over the next twelve months plus equity compensation with a GAAP value of $180,000.  The cash compensation put into place on October 1, 2007 for the six outside directors would have resulted in cash compensation of $285,500 over the subsequent twelve-month period.  However, due to the retirement of the CEO, and the increased responsibilities taken on by the outside directors, their cash compensation was increased by $91,200 on November 2, 2007 for the remainder of the twelve-month period.  The equity compensation component awarded the six outside directors on September 21, 2007, had a GAAP value of $319,092.

Registrant also approved an amendment to the Plan to provide that each director who was elected other than at an annual meeting would receive a like award of restricted shares whose size would pro-rated by the portion remaining of the one-year period since the prior annual meeting.  This replaces the prior regime where newly elected directors received a Non-statutory Option to purchase up to 15,000 Shares and an Award of up to 5,000 Shares vesting over four years.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits

Registrant’s 2004 Equity Incentive Compensation Plan, as amended on September 19, 2008, is attached as Exhibit 10.18.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized on the 22nd day of September, 2008.

LaserCard Corporation
(Registrant)

By:  /s/ STEVEN G. LARSON
       __________________________________________
       Steven G. Larson
       Vice President, Finance and Chief Financial Officer

Exhibit Index

Exhibit Number	Description of Exhibit

10.18	Registrant’s 2004 Equity Incentive Compensation Plan, asamended on September 19, 2008